OPTION AGREEMENT


          THIS OPTION AGREEMENT ("Option Agreement") is made this
28th day of February, 1997 by and between DYNAMET INCORPORATED, a Delaware corporation ("New Dynamet"), and PETER N. STEPHANS, an individual resident of Pennsylvania ("Buyer").

                           WITNESSETH:

          WHEREAS, New Dynamet is the surviving corporation of the merger of Dynamet Incorporated, a Pennsylvania corporation, into New Dynamet, a wholly-owned subsidiary of Carpenter
Technology Corporation; and

          WHEREAS, New Dynamet owns certain assets related to its Forged Products Division and all the outstanding preferred stock of Trigon Incorporated (formerly known as Stelkast Incorporated)
(together, the "Assets"); and

          WHEREAS, New Dynamet desires to acquire an option to sell the Assets to Buyer, and Buyer is willing to grant such an option to New Dynamet, on the terms and conditions set forth herein; and

          WHEREAS, Buyer desires to acquire an option to purchase the Assets from New Dynamet, and New Dynamet is willing to grant such an option to Buyer, on the terms and conditions set forth herein.

          NOW, THEREFORE, the parties hereto, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, and intending to be legally bound hereby, agree as follows:

          1. Buyer hereby grants to New Dynamet an option ("New Dynamet's Option") for sixty (60) days beginning on the date hereof (the "Option Period") to sell the Assets to Buyer, in connection with which Buyer will assume certain liabilities associated with the Assets ("Assumed Liabilities"), and New Dynamet hereby grants to Buyer an exclusive option ("Buyer's Option") for the Option Period to purchase the Assets and assume the Assumed Liabilities.

          2. New Dynamet shall exercise New Dynamet's Option by giving Buyer written notice thereof. Such notice shall be deemed to have been duly given if (i) personally delivered, (ii) sent by facsimile transmission (with transmission confirmed) or (iii) sent by overnight courier (with delivery confirmed), and shall be addressed to Peter N. Stephans, 601 Trotwood Circle, Pittsburgh, PA 15241, telecopy number: (412) 831-2309.

          3. Buyer shall exercise Buyer's Option by giving New Dynamet written notice thereof. Such notice shall be deemed to have been duly given if (i) personally delivered, (ii) sent by facsimile transmission (with transmission confirmed) or
(iii) sent by overnight courier (with delivery confirmed), and shall be addressed or delivered as follows: to New Dynamet at the offices of Kirkpatrick & Lockhart LLP, 1500 Oliver Building, Pittsburgh, PA 15222 if delivered today and otherwise at 195 Museum Road, Washington, PA 15301, Attention: Robert J. Dickson, Senior Vice President, Chief Financial Officer and Treasurer with a copy to Carpenter Technology Corporation, 101 W. Bern Street, Reading, PA 19612-4662, Attn: John R. Welty, Vice President, General Counsel and Secretary, telecopy number: (610) 208-3068.

          4. If Buyer exercises Buyer's Option on the date of this Option Agreement, the date for the closing of the purchase of the Assets and assumption of the Assumed Liabilities shall be this day. In all other cases, if New Dynamet or Buyer exercises its respective Option, Buyer shall select a date for the closing of the purchase of the Assets and assumption of the Assumed Liabilities and shall give notice of such date to New Dynamet at 195 Museum Road, Washington, PA 15301, Attention: Robert J. Dickson, Senior Vice President, Chief Financial Officer and Treasurer. If such date is not the date of this Option Agreement, such date shall be not less than two nor more than fifteen days after the date that notice of exercise of the applicable Option is delivered to Buyer or New Dynamet. At any such closing, the Assets shall be transferred in accordance with the terms of the asset purchase agreement in the form attached hereto as Annex 1 (the "Asset Purchase Agreement"). Upon exercise by Buyer or New Dynamet of its respective Option, the other Option provided for in this Option Agreement shall terminate.

          5.  During the Option Period, New Dynamet will give to
Buyer and Buyer's agents, representatives and consultants full access, at all reasonable times and upon reasonable notice to New
Dynamet, to the Assets and to all of New Dynamet's records relating to the Assets.

          6. (a) This Option Agreement, the Annex attached hereto and all schedules, exhibits and documents referenced therein represent the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified except in a writing signed by both parties.

               (b) This Option Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflicts of laws doctrine.

               (c) The right to acquire the Assets in accordance with the Asset Purchase Agreement may be assigned by Buyer to any entity in which Buyer has an ownership interest.

               (d) This Option Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

               (e) This Option Agreement may be executed in two counterparts, each of which shall be deemed to be an original but both of which together shall be deemed to be one and the same instrument.

          IN WITNESS WHEREOF, the parties have executed this Option Agreement as of the date first set forth above.


                              Dynamet Incorporated



                              By:________________________________

                              Title:_____________________________




                              ___________________________________
                              Peter N. Stephans

                            ANNEX 1


          Asset Purchase Agreement (this "Agreement"), dated as of February 28, 1997, by and between Dynamet Incorporated, a Delaware corporation
          ("Seller"), and Trigon Incorporated, a
          Pennsylvania corporation formerly known as
          Stelkast Incorporated ("Buyer").

          Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, all of Seller's assets and certain of Seller's liabilities relating to Seller's Forged Products Division and all of the preferred stock of Buyer owned by Seller on the terms and subject to the conditions set forth below. In consideration of the representations, warranties, covenants and agreements contained herein, Seller and Buyer, each intending to be legally bound hereby, agree as set forth below:



ARTICLE I
                    DEFINITIONS; CONSTRUCTION
                    -------------------------
     1.01.  Definitions.  As used in this Agreement, the
            -----------
following terms have the meanings specified in this Section:

     "Affiliate" means, with respect to a specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

     "Business" means the business of the Forged Products
Division conducted by Seller at 124 Hidden Valley Road, McMurray,
Pennsylvania 15317.

     "Code" means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

     "Encumbrance" means any mortgage, pledge, security interest, encumbrance, easement, lien, encroachment or claim of any kind or nature whatsoever or any item similar or related to the foregoing.

     "Governmental Body" means any court, government (federal, state, local or foreign), commission, bureau, agency or other regulatory, administrative or governmental authority or instrumentality.

     "Law" means any applicable federal, state, municipal, local or foreign statute, law, rule, regulation, judgment or order of any kind or nature whatsoever, including any judgment or order of any Governmental Body.

     "Liabilities" with respect to any Person, means all debts, liabilities and obligations of such Person of any nature or kind whatsoever, whether or not due or to become due, accrued, fixed, absolute, matured, determined, determinable or contingent, whether or not incurred directly by such Person or by any predecessor of such Person and whether or not arising out of any act, omission, transaction, circumstance, sale of goods or service or otherwise.

     "Other Agreement" means each other agreement or document to be executed and delivered in connection with the transactions contemplated by this Agreement.

     "Person" means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization, a Governmental Body or any other legal entity.

     "Transitional Services Agreement" means the agreement by and between Seller and Buyer providing, inter alia, for certain accounting, personnel, information systems, cash management and administrative services to be provided for a period of six months following the Closing Date by Seller to Buyer.

     "Trigon Stock" means the 3,501 currently outstanding shares of Class A 10% Cumulative Preferred Stock, par value $.01 per share, of Buyer.

     1.02.  Construction.  As used herein, unless the context
            ------------
otherwise requires: (i) references to "Article" or "Section" are to an article or section hereof; (ii) all "Exhibits" and "Schedules" referred to herein are to exhibits and schedules attached hereto and are incorporated herein by reference and made a part hereof; (iii) "include," "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; and
(iv) the headings of the various articles, sections and other subdivisions hereof are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

                            ARTICLE II
                         THE TRANSACTION
                         ---------------
     2.01.  Sale and Purchase of Assets.  At the closing under
            ---------------------------
this Agreement (the "Closing"), Seller shall sell and transfer to Buyer, and Buyer shall purchase from Seller, (i) all of Seller's right, title and interest in and to the properties, assets and rights of Seller that are used in or are related to the conduct of the Business, wherever such assets are located and whether real, personal or mixed, tangible or intangible, and (ii) the Trigon Stock (collectively, the "Purchased Assets"). Without limiting the generality of the foregoing, the Purchased Assets shall include the following assets owned by Seller and used in the Business:

     (a) all those certain lots and pieces of ground, together with the buildings, structures and other improvements erected thereon, and all easements, rights and privileges appurtenant to any of the foregoing, owned by Seller and located in Peters Township, McMurray, Pennsylvania ("Real Property"), as more particularly described in Schedule 2.01(a);

     (b) all of the inventory, personal property, machinery, equipment, computers, vehicles, supplies, tools, furniture and fixtures that are owned by Seller and used in the Business, including those described in Schedule 2.01(b);

     (c) all know-how, trade secrets, trademarks, trade names, service marks, logos, licenses, patents, copyrights and applications and registrations, if applicable, for any of the foregoing ("Intellectual Property") owned by Seller and used in the Business, including those described in Schedule 2.01(c);

     (d) all rights of Seller under the purchase and sales orders and contracts, license agreements, supply agreements, labor contracts and other contracts and agreements to which Seller is a party and that relate to the Business ("Contracts"), including those listed in Schedule 2.01(d); and

     (e) all of Seller's cash, trade and other notes and account receivables (including accounts receivable from Buyer), advance payments and prepaid items and expenses arising from the Business.

     2.02.  Retained Assets.  Seller shall retain and the
            ---------------
Purchased Assets shall not include the following assets: (i) the consideration to be delivered to Seller pursuant to this Agreement, (ii) Seller's minute books, stock book and seal, (iii) all claims, choices in action, causes of action and judgments in respect of any Retained Liability, and (iv) all of the Seller's assets, properties and rights related to businesses of Seller other than the Business (collectively, the "Retained Assets").

     2.03.   Assumption of Liabilities.  At the Closing, Buyer
             -------------------------
shall, pursuant to an Assumption Agreement substantially in the form of Exhibit 1 (the "Assumption Agreement"), assume and agree to perform, pay or discharge, when due, to the extent not theretofore performed, paid or discharged, (a) the Liabilities of Seller listed in Schedule 2.03, (b) the Liabilities of Seller specified pursuant to the express terms of the Contracts and
(c) any Liabilities occurring on or before February 28, 1997 relating to or arising from (i) any environmental condition on the Real Property or any non-compliance with any existing environmental statute, ordinance, regulation or other governmental requirement, permit, license or registration ("Environmental Laws") in connection with the operation of the Business or (ii) the generation, treatment, transportation, storage, recycling, disposal or release by the Business of any toxic, hazardous or polluting substance or waste, including petroleum or radioactive materials, regulated under Environmental Laws (collectively, the "Assumed Liabilities").

     2.04.   Retained Liabilities.  Except for the Assumed
             --------------------
Liabilities, Buyer does not hereby, and shall not, assume or in any way undertake to pay, perform, satisfy or discharge any other Liability of Seller (i) existing on the Closing Date or
(ii) arising out of any transactions entered into, or any state of facts existing, prior to or on the Closing Date or
(iii) arising after the Closing Date with respect to any assets other than the Purchased Assets (the "Retained Liabilities"), and Seller shall pay and satisfy when due all Retained Liabilities.

     2.05.  Purchase Price.  The aggregate purchase price for the
            --------------
Purchased Assets shall be $2,600,000 and the assumption of the Assumed Liabilities (the "Purchase Price"). At the Closing, the Purchase Price shall be paid by Buyer to Seller as follows: (i) $2,600,000 by cashier's check payable in next day funds or by wire transfer of immediately available funds if prior to the date of this Agreement Seller shall have delivered to Buyer appropriate wire transfer instructions; and (ii) by Buyer's execution and delivery of the Assumption Agreement.

     2.06.  Closing.  The consummation of the purchase and sale
            -------
of the Purchased Assets, the assumption of the Assumed Liabilities, and the consummation of the other transactions contemplated hereby shall take place at 11:30 o'clock A.M., local time, on February 28, 1997 at the offices of Kirkpatrick & Lockhart LLP, 1500 Oliver Building, Pittsburgh, Pennsylvania, or at such other time or place or on such other date as the parties agree (the "Closing Date").

     2.07.  Allocation of Purchase Price.  The Purchase Price
            ----------------------------
shall be allocated among the Purchased Assets in accordance with the appraisal to be provided by Willamette Management Associates, Inc. Such appraisal shall be delivered to Buyer and Seller within sixty (60) days of the Closing Date. Buyer and Seller shall report the federal, state and local income and other tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation and appraisal and shall not take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation or otherwise.

     2.08.  Passage of Title.  Title to all Purchased Assets
            ----------------
shall pass from Seller to Buyer at the Closing, subject to the terms and conditions of this Agreement. Buyer assumes no risk of loss to the Purchased Assets prior to the Closing.

     2.09.  Certain Consents.  Nothing in this Agreement shall be
            ----------------
construed as an attempt to assign any Contract, permit, franchise or claim included in the Purchased Assets which is by its terms or in law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by Seller would not, as a matter of law, pass to Buyer as an incident of the assignment provided for by this Agreement. In order, however, to provide Buyer with the full realization and value of every Contract, permit, franchise and claim of the character described in the immediately preceding sentence, Seller after the Closing shall, at the request and under the direction of Buyer in the name of Seller or otherwise as Buyer shall specify, take all reasonable action (including the appointment of Buyer as attorney-in-fact for Seller) and do or cause to be done all such things as shall in the opinion of Buyer or its counsel be necessary or proper (i) to assure that the rights of Seller under such Contracts, permits, franchises and claims shall be preserved for the benefit of Buyer and (ii) to facilitate receipt of the consideration to be received by Seller in and under every such Contract, permit, franchise and claim, which consideration shall be held for the benefit of, and shall be delivered to, Buyer. Nothing in this Section shall in any way diminish

Seller's obligation to obtain all consents and approvals and to take all such other actions prior to or at the Closing as are necessary to enable Seller to convey or assign valid title to all the Purchased Assets to Buyer.

     2.10.  Pension Plans.  At Buyer's election, Seller shall
            -------------
transfer from its pension plans to one or more plans established by Buyer the accrued benefits of transferring employees and an amount of assets sufficient to comply with the requirements of
Section 414(l) of the Code.


                           ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF SELLER
             ----------------------------------------
     As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows:

     3.01.  Organization.  Seller is a corporation duly
            ------------
organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own or lease its properties, carry on the Business as now conducted, enter into this Agreement and the Other
Agreements to which it is or is to become a party and perform its obligations hereunder and thereunder.

     3.02.  Authorization; Enforceability.  This Agreement and
            -----------------------------
each Other Agreement to which Seller is or is to become a party have been or will be duly executed and delivered by Seller and constitute or will constitute the legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms. All actions contemplated by this Agreement have been duly and validly authorized by all necessary proceedings by Seller.

     3.03.  Encumbrances on Purchased Assets.  Seller has not
            --------------------------------
created or permitted to exist any Encumbrances upon the Purchased Assets except those existing prior to the effective time of the merger of Dynamet Incorporated, a Pennsylvania corporation, with and into Seller.

     3.04.  Finders' Fees.  Neither Seller nor any of its
            -------------
officers, directors or employees has employed any broker or finder or incurred any Liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby or by any Other Agreement.

                            ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF BUYER
             ---------------------------------------
     As an inducement to Seller to enter into this Agreement and consummate the transactions contemplated hereby, Buyer represents and warrants to Seller as follows:

     4.01.  Organization.  Buyer is a corporation duly organized,
            ------------
validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has the corporate power and authority to enter into this Agreement and the Other Agreements to which it is or is to become a party and perform its obligations hereunder and thereunder.

     4.02.  Authorization; Enforceability.  This Agreement and
            -----------------------------
each Other Agreement to which Buyer is or is to become a party have been or will be duly executed and delivered by Buyer and constitute or will constitute the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms. All actions contemplated by this Agreement have been duly and validly authorized by all necessary proceedings by Buyer.

     4.03.  Finders' Fees.  Neither Buyer nor any of its
            -------------
officers, directors or employees has employed any broker or finder or incurred any Liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby or by any Other Agreement.


                            ARTICLE V
                      DELIVERIES AT CLOSING
                      ---------------------
     5.01.  Deliveries by Seller.  Seller shall deliver or cause
            --------------------
to be delivered to Buyer at the Closing:

          (i)  A general warranty deed or deeds to the Real
Property in a form acceptable to Buyer, duly executed and acknowledged by Seller.

          (ii) A general warranty bill of sale and instrument of assignment to the other Purchased Assets in a form acceptable to Buyer, duly executed by Seller.

         (iii)  Assignments of all transferable or assignable
Contracts, Intellectual Property and licenses, permits and warranties relating to the Purchased Assets, duly executed by Seller and in forms acceptable to Buyer.

          (iv) Certificates representing the Trigon Stock, which certificates will be in negotiable form with stock powers duly executed in blank and all requisite stock transfer stamps attached.

          (v) Title certificates to any motor vehicles included in the Purchased Assets, duly executed by Seller (together with any other transfer forms necessary to transfer title to such vehicles).

          (vi) Any other assignments or certificates necessary or appropriate to legally and validly transfer title of any Purchased Assets to Buyer, duly executed by Seller and in forms acceptable to Buyer.

          (vii)  The Transitional Services Agreement.

          (viii) A certificate of the Secretary of Seller setting forth all resolutions of the Board of Directors of Seller authorizing the execution and delivery of this Agreement and the Other Agreements and the performance by Seller of the transactions contemplated hereby and by the Other Agreements.

          (ix) Such other documents as Buyer may reasonably request.

     5.02.  Deliveries by Buyer.  Buyer shall deliver or cause to
            -------------------
be delivered to Seller at the Closing:

          (i) A cashier's check or a wire transfer in accordance with Section 2.05.

          (ii)  The Assumption Agreement.

          (iii) A certificate of the Secretary of Buyer setting forth all resolutions of the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the Other Agreements and the performance by Buyer of the transactions contemplated hereby and by the Other Agreements.

          (iv)  Such other documents as Seller may reasonably request.

                            ARTICLE VI
           SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION
           --------------------------------------------
     6.01.  Survival of Representations.  The representations and
            ---------------------------
warranties made in this Agreement or pursuant hereto shall survive the Closing.

     6.02.  Indemnification by Seller.  Seller shall indemnify,
            -------------------------
defend, save and hold Buyer and its officers, directors, employees, agents and other Affiliates (collectively, "Buyer Indemnitees") harmless from and against any and all demands, claims, allegations, assertions, actions or causes of action, assessments, losses, damages, deficiencies, Liabilities, costs and expenses (including reasonable legal fees, interest, penalties and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, whether or not any such demands, claims, allegations, etc., of third parties are meritorious) (collectively, "Buyer Damages") asserted against, imposed upon, resulting to, required to be paid by, or incurred by, any Buyer Indemnitees, directly or indirectly, in connection with, arising out of, or resulting from, (i) any Retained Liability or (ii) any misrepresentation or breach of warranty by Seller.

     6.03.  Indemnification by Buyer.  Buyer shall indemnify,
            ------------------------
defend, save and hold Seller and its officers, directors, employees, agents and other Affiliates (collectively, "Seller Indemnitees") harmless from and against any and all demands, claims, allegations, assertions, actions or causes of action, assessments, losses, damages, deficiencies, Liabilities, costs and expenses (including reasonable legal fees, interest, penalties and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, whether or not any such demands, claims, allegations, etc., of third parties are meritorious) (collectively, "Seller Damages") asserted against, imposed upon, resulting to, required to be paid by, or incurred by, any Seller Indemnitees, directly or indirectly, in connection with, arising out of, or resulting from, (i) any Assumed Liability, (ii) Buyer's operation of the Business after the Closing Date or (iii) any misrepresentation or breach of warranty by Seller.

     6.04.  Notice of Claims.  If any Buyer Indemnitee or Seller
            ----------------
Indemnitee (an "Indemnified Party") believes that it has suffered or incurred or will suffer or incur any Buyer Damages or Seller Damages, as the case may be, ("Damages") for which it is entitled to indemnification under this Article VI, such Indemnified Party shall so notify the party or parties from whom indemnification is being claimed (the "Indemnifying Party") with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall promptly notify the Indemnifying Party of such action or suit. The failure of an Indemnified Party to give any notice required by this Section shall not affect any of such party's rights under this Article VI or otherwise except and to the extent that such failure is actually prejudicial to the rights or obligations of the Indemnifying Party.

     6.05.  Third Party Claims.  The Indemnified Party shall have
            ------------------
the right to conduct and control, through counsel of its choosing, the defense of any third party claim, action or suit with respect to which it intends to claim any Damages, and the Indemnified Party may compromise or settle the same; provided, that the Indemnified Party shall give the Indemnifying Party advance notice of any proposed compromise or settlement. The Indemnified Party shall permit the Indemnifying Party to participate in the defense of any such claim, action or suit through counsel chosen by the Indemnifying Party; provided, that the fees and expenses of such counsel shall be borne by the Indemnifying Party. If the Indemnified Party permits the Indemnifying Party to undertake control of the conduct and settlement of any such claim, action or suit, (i) the Indemnifying Party shall not thereby permit to exist any Encumbrance upon any asset of the Indemnified Party; (ii) the Indemnifying Party shall not consent to any settlement that does not include as an unconditional term thereof the giving of a complete release from liability with respect to such claim, action or suit to the Indemnified Party; (iii) the Indemnifying Party shall permit the Indemnified Party to participate in such conduct or settlement through counsel chosen by the Indemnified Party; and (iv) the Indemnifying Party shall promptly reimburse the Indemnified Party for the full amount of any Damages, including fees and expenses of counsel for the Indemnified Party incurred prior to the assumption of the control of such claim, action or suit by the Indemnifying Party.

                           ARTICLE VII
                          MISCELLANEOUS
                          --------------
     7.01.  Costs and Expenses.  Buyer and Seller shall each
            ------------------
pay its respective expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all accounting, legal and appraisal fees and settlement charges. All transfer taxes incurred as a result of the transfer of the Purchased Assets shall be paid by Buyer, other than real estate transfer taxes which shall be borne equally by Buyer and Seller.

     7.02.  Proration of Expenses.  All accrued expenses
            ---------------------
associated with the Real Property, such as electricity, gas, water, sewer, telephone, property taxes, security services and similar items, shall be prorated between Buyer and Seller as of the Closing Date. Buyer and Seller shall settle such amounts on March 14, 1997.

     7.03.  Further Assurances.  Seller shall, at any time and
            ------------------
from time to time on and after the Closing Date, upon request by Buyer and without further consideration, take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, documents, transfers, conveyances and assurances as may be required or desirable for the better conveying, transferring, assigning, delivering, assuring and confirming the Purchased Assets to Buyer.

     7.04.  Notices.  All notices and other communications given
            -------
or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) on the second business day after the date of mailing, if delivered by registered or certified mail, postage prepaid, return receipt requested, (ii) upon delivery, if sent by hand delivery,
(iii) upon delivery, if sent by prepaid courier, with a record of receipt, or (iv) the next day after the date of dispatch, if sent by cable, telegram, facsimile or telecopy (with a copy simultaneously sent by registered or certified mail, postage prepaid, return receipt requested), to the parties at the following addresses:

     (a)  if to Buyer, to:

          Trigon Incorporated
          800 Vinial Street
          Suite B-210
          Pittsburgh, PA 15212
          Telecopy: (412) 322-8577

          with a required copy to:

          Kirkpatrick & Lockhart LLP
          1500 Oliver Building
          Pittsburgh, PA 15222
          Telecopy: (412) 355-6501
          Attention:  Charles J. Queenan, Jr.

     (b)  if to Seller, to:

          Dynamet Incorporated
          195 Museum Road
          Washington, PA 15301
          Telecopy: (412) 229-4131
          Attention:  Robert J. Dickson
                      Senior Vice President, Chief Financial
                       Officer and Treasurer

          with required copies to:

          Carpenter Technology Corporation
          101 W. Bern Street
          Reading, PA 19612-4662
          Telecopy:  (610) 208-3068
          Attention:  John R. Welty
                      Vice President, General Counsel and Secretary

          Dechert Price & Rhoads
          4000 Bell Atlantic Tower
          1717 Arch Street
          Philadelphia, PA 19103-2793
          Telecopy: (215) 994-2222
          Attention:  Herbert F. Goodrich, Jr.

Either party hereto may change the address to which notice to it, or copies thereof, shall be addressed, by giving notice thereof to the other party hereto in conformity with the foregoing.

     7.05.  Assignment; Governing Law.  This Agreement and all
            -------------------------
the rights and obligations hereunder shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement and the rights, interests and obligations hereunder may not be assigned by either party hereto without the prior written consent of the other party hereto.
This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflicts of laws doctrine.

     7.06.  Amendment and Waiver; Cumulative Effect.  To be
            ---------------------------------------
effective, any amendment of or waiver under this Agreement must be in writing and be signed by the party against whom enforcement of the same is sought. Neither the failure of either party hereto to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by the other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof, shall constitute a waiver by either party of its right to exercise any such right, power or remedy or to demand such compliance. The rights and remedies of the parties hereto are cumulative and not exclusive of the rights and remedies that they otherwise might have now or hereafter, at law, in equity, by statute or otherwise.

     7.07.  Entire Agreement; No Third Party Beneficiaries.  This
            ----------------------------------------------
Agreement and the Schedules and Exhibits set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except the provisions of Article VI.

     7.08.  Severability.  If any term or other provision of this
            ------------
Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon a determination that any such term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     7.9.  Counterparts.  This Agreement may be executed in two
           ------------
counterparts, each of which shall be deemed to be an original but both of which together shall be deemed to be one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                   DYNAMET INCORPORATED



                                   By:___________________________

                                   Title:________________________


                                   TRIGON INCORPORATED



                                   By:___________________________

                                   Title:________________________